Exhibit 99.1

Contact:

Tom Baker	Stefanie Bacher
Media/U.S. Investors	European Investors
Tel. +1-858-458-0900	Tel. +1-858-362-0365
tbaker@macropore.com	sbacher@macropore.com

MacroPore Biosurgery Enters Agreement with Senko Medical for
Thin Film Distribution Rights in Japan

- Deal includes additional upside through minimum purchase requirements and royalties –

San Diego, CA, July 19, 2004 - MacroPore Biosurgery, Inc. (Frankfurt: XMP) (Reuters: MACP.DE) (Bloomberg: XMP) today announced that it has granted Senko Medical Trading Co. (Senko) exclusive sales and distribution rights to the thin film product line, including SurgiWrap™ and CardioWrap™, in Japan.

In return for these rights, MacroPore Biosurgery will receive from Senko up to $3.0 million in payments, which includes an upfront $1.5 million license fee, $1.25 million upon submission of a regulatory application to the Japanese Ministry of Health, Labour and Welfare (MHLW), and $250,000 upon product approval by MHLW. In addition, the agreement represents potential upside for MacroPore Biosurgery in revenues from minimum purchase requirements and royalties on Senko’s gross revenues for a three year-period following initiation of commercialization of the products in Japan, which potentially represents $9.0 to $10.0 million in revenue to MacroPore Biosurgery over that term.

“The Senko team looks forward to having MacroPore Biosurgery as our partner in Japan and to introducing the thin film family of products to the Japanese market,” said Mr. Tetsuo Sasaki, President of Senko. “We will make every effort to assure success for both companies.”

“We are pleased to establish Senko, one of Japan’s leading medical product distributors, as our distribution partner in Japan, which represents the second largest medical market in the world,” said Seijiro Shirahama, Vice President, Asia Pacific at MacroPore Biosurgery. “Because of their broad channels of distribution and enthusiasm for these products, we are very fortunate to have the distribution of our thin film products in their capable hands.”

MAST Biosurgery AG (MAST), who purchased the non-Japanese thin film business from MacroPore Biosurgery in May 2004, continues to hold an option to acquire the rights to the thin film product line for the Japanese market from MacroPore Biosurgery. If MAST should exercise the option, they would have to make a material payment to MacroPore Biosurgery and then the two companies would share in MAST’s gross profits and royalties from Senko for a three-year period following initiation of commercialization of the products in Japan. MacroPore Biosurgery continues to hold an exclusive worldwide license for bioresorbable thin films for the spinal market and a perpetual nonexclusive worldwide license to bioresorbable thin films in connection with regenerative cell technology.

About MacroPore Biosurgery, Inc.

MacroPore Biosurgery (Frankfurt: XMP) is focused on the discovery, development and commercialization of regenerative medicine technologies. We have two technology platforms, bioresorbable technology and regenerative cell technology. Our surgical implants, derived from our bioresorbable technology, represent one of the latest advancements in spine and orthopedic medicine. They are manufactured by us and distributed exclusively through Medtronic Sofamor Danek. Within our regenerative cell technology program, we are developing a system to isolate autologous, homologous-use, regenerative cells. Simultaneously, we are generating scientific knowledge through internal research to support the clinical use of these cells. Our most advanced research and development program is in the repair of cardiovascular tissues that are damaged after a heart attack. We are also researching applications in bone repair, spinal disc regeneration, and cosmetic and reconstructive surgery. For further information please visit our web site http://www.macropore.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include forward-looking statements regarding events and trends which may affect MacroPore Biosurgery’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery’s actual results and financial position to differ materially. These risks and uncertainties are described (under the heading “Risk Factors”) in our 2003 Form 10-K annual report for the year ended December 31, 2003, which is available on our web site. MacroPore Biosurgery assumes no responsibility to update any revision of forward-looking statements to reflect events, trends or circumstances after the date they are made.

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